                                                                   Exhibit 10.12


[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIALITY HAS BEEN REQUESTED FOR THIS CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

                           EXCLUSIVE LICENSE AGREEMENT

         THIS LICENSE AGREEMENT is made and entered into this 1st day of September, 1998 (the "Effective Date" between THE UNIVERSITY of NORTH CAROLINA AT CHAPEL HILL, having an address at 308 Bynum Hall, Chapel Hill, N.C. (hereinafter referred to as "University") and Inspire Pharmaceuticals, Inc., a corporation organized and existing under the laws of Delaware and having an address at 4222 Emperor Boulevard, Suite 470, Durham, NC 27703 (hereinafter referred to as "Licensee").

                                   WITNESSETH

         WHEREAS, University owns and controls the inventions described in and encompassed by University invention disclosure number OTD 95-24 and U.S. Patent No. 5,635,160, corresponding foreign applications entering national phase from PCT/US96/09190 and U.S. Continuation-In-Part application 08/853,056, all entitled "Dinucleotides Useful for the Treatment of Cystic Fibrosis and for Hydrating Mucus Secretions", disclosure number OTD 96-83 and U.S. patent application No. 08/624,914 entitled "Method of Treating Bronchitis with Uridine Triphosphates and Related Compounds", and disclosure number OTD 99-13 and U.S. patent application No. 08/744,267 entitled "Method of Treating Ciliary Dyskinesia with Uridine Triphosphates and Related Compounds" (collectively, "Inventions");

         WHEREAS, the Inventions were developed by Drs. M. Jackson Stutts and Richard C. Boucher, Eduardo R Lazarowski and Cara A. Geary (collectively, the "Inventors"), of the University; and

         WHEREAS, Licensee is desirous of producing, using and selling products which include the use of the Inventions and is willing to expend best efforts to do so if it can obtain a license to use the Inventions under the terms and conditions set forth herein; and

         WHEREAS, University desires to facilitate a timely transfer of its information and technology concerning the Inventions for the ultimate benefit of the public and this transfer is best accomplished by the grant of this license; and

         WHEREAS, in the opinion of the University, this transfer can best be accomplished consistent with its mission by affiliation with Licensee;

         NOW, THEREFORE, for and in consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the parties as follows:

         1. Definitions

            1.1. "University Technology" means any unpublished research and development information, unpatented inventions, clinical data, and technical data developed by the Inventors while employees of the University and in the possession of the University prior to the Effective Date of this Agreement, which relates to and is necessary for the practice of the Inventions and which University has the right to provide to Licensee.

            1.2. "Licensed Products" means any method, procedure, product, or component part thereof whose manufacture, sale, or use includes any use of University Technology that is covered by any Valid Claim included in the Patent Rights.

            1.3. "Patent Rights" means any unexpired U.S. patents and/or pending patent applications covering the Inventions owned or controlled by University prior to or during the term of this Agreement and which University has the right to provide to Licensee, as well as any continuations, continuations in part, divisions, substitutions, continued patent applications, patents issued thereon, or reissues thereof, and any foreign counterpart of any of the foregoing. University's current U.S. and foreign patents and patent applications which are included in Patent Rights and which exist on the Effective Date of this Agreement are set forth on Exhibit A. Upon either party's request, the parties shall cooperate in reviewing and updating Exhibit A from time to time (but not more frequently than once during any twelve (12) month period).

            1.4. "Net Sales" means the gross amount invoiced for all Licensed Products sold by or for Licensee and/or its sublicensees in arm's length sales to unrelated third parties (excluding sales by Licensee to its sublicensees for their resale) less deductions for (i) trade, quantity and cash discounts or rebates actually allowed, (ii) credits or allowances actually given for rejections or returns or because of rebates or retroactive reductions, (iii) sales, use and value added taxes, and (iv) freight, shipping or other costs of transportation charged to a customer. Such amounts shall be determined from the books and records of Licensee or its sublicensees, maintained in accordance with the accounting principles used by such entity, consistently applied. Licensed Products will be considered sold when billed out, or when delivered or paid for before delivery, whichever first occurs.

            1.5.     "Licensed Territory" means the entire world.

            1.6. "Valid Claim" means a claim of an issued patent which has not lapsed or become abandoned or been declared invalid or unenforceable by a court of competent jurisdiction or an administrative agency for which there is no right of appeal or for which the right of appeal is waived.

         2. Grant of License and Term

            2.1. University grants to Licensee to the extent of the Licensed Territory, an exclusive license (with the right to grant sublicenses pursuant to Article 5) under the Patent Rights to make, have made, use and sell, and have sold Licensed Products, upon the terms and conditions set forth herein.

            2.2 University grants to Licensee to the extent of the Licensed Territory a nonexclusive license with the right to grant non-exclusive sublicenses pursuant to Article 5) to use University Technology, subject to all the terms and conditions of this Agreement.

            2.3. Any license granted herein is exclusive for a term beginning on the Effective Date of this Agreement and, unless terminated sooner as herein provided, ending at the expiration of the last to expire Valid Claim of any patent included in the Patent Rights.

            2.4. Licensee shall not disclose any unpublished University Technology furnished by University pursuant to Article 2.2 above, nor shall University disclose any of Licensee's confidential information received under Articles 4.3, 5.2 or 18.1 below, to third parties during the term of this Agreement or any time thereafter, provided, however, that disclosure may be made by the receiving party of any such information it has received from the disclosing party at any time: (1) with the prior written consent of the disclosing party, (2) after the same shall have become public through no fault of the disclosing party, (3) as demonstrated by documentary evidence, if the same was independently developed or discovered by the disclosing party prior to the time of its disclosure, (4) the same is or was disclosed to the disclosing party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the disclosing party and having no obligation of confidentiality with respect to such University Technology, (5) the same is required to be disclosed to comply with applicable laws or governmental regulations, including disclosures made in connection with securities regulation filings, provided the disclosing party receives prior written notice of such disclosure and that Licensee takes all reasonable and lawful actions to minimize the extent of such disclosure and, if possible, to avoid such disclosure, or (6) where the same is provided by the receiving party to third parties under substantially the same terms and conditions, including confidentiality provisions to those in this Agreement, for consulting, process and formulation development, manufacturing, external testing and marketing trials; provided, further, that disclosure may be made when it is necessary to disclose information in order to conduct clinical trials as in the case of investigators' brochures, clinical protocols, other regulatory filings or documents and due diligence processes.

            2.5. Notwithstanding the foregoing, any and all licenses granted hereunder are subject to the rights of the United States Government which arise out of its sponsorship of the research which led to the Inventions.

         3. License Fee, Milestone Payments and Royalties

            3.1      Licensee shall pay to University the following fees:

            (a) Upon execution of this Agreement, a license issue fee of [CONFIDENTIAL TREATMENT REQUESTED] for Inventions described in U.S. Patent No. 5,635,160, entitled "Dinucleotides Useful for the Treatment of Cystic Fibrosis and for Hydrating Mucus Secretions", University file OTD 95-24, U.S. patent applications No. 08/624,914 entitled "Method of Treating Bronchitis with Uridine Triphosphates and Related Compounds", University File OTD 96-83, and U.S. patent application No. 08/744,267 entitled "Method of Treating Ciliary Dyskinesia with Uridine Triphosphates and Related Compounds", University File OTD 99-13;

            (b) Licensee will continue to reimburse the University for properly documented costs (including attorney's fees) arising out of the patenting of the Inventions pursuant to Article 10 of this Agreement;

            (c) Licensee shall pay to University the following milestone payments within sixty (60) days after each milestone is achieved:

                     Payment  Milestone

                     [CONFIDENTIAL TREATMENT REQUESTED]

            (d)      In partial consideration of the license granted under
                     Article 2.1 of this Agreement, Licensee shall issue to the University a total of Fifty Thousand (50,000) shares of Common Stock of the Company upon execution of this Agreement;

            (e) All fees and the reimbursement of patenting costs shall be non-refundable and shall not be a credit against any other amounts due hereunder except as may be provided for elsewhere in this Agreement;

            (f) Milestone payments are payable only one time hereunder and for all milestones accomplished in connection with this Agreement the aggregate cash payments shall not exceed [CONFIDENTIAL TREATMENT REQUESTED].

[CONFIDENTIAL TREATMENT REQUESTED]

                    3.2. Beginning on the Effective Date of this Agreement and continuing for the term of this Agreement, Licensee will pay University a running royalty of [CONFIDENTIAL TREATMENT REQUESTED] of all Net Sales of the Licensed Products(s). The obligation to pay royalties to University under this
Article 3.2 is imposed only once with respect to the same unit of Licensed Product regardless of the number of Patent Rights pertaining thereto.

                    3.3. After the first commercial sale of a Licensed Product, Licensee agrees to make quarterly written reports to University within sixty
(60) days after the first days of each January, April, July, and October during the term of this Agreement and as of such dates, stating in each such report the amount, description, and aggregate Net Sales of Licensed Products sold or otherwise disposed of during the preceding three calendar months and upon which royalty is payable as provided in Article 3.2 hereof. The first such report shall include all such Licensed Products so sold or otherwise disposed of prior to the date of such report.

                    3.4. Concurrently with the making of each such report, Licensee shall pay to the University royalties at the rate specified in Article
3.2 of this Agreement on the Licensed Products included therein.

                    3.5

                    (a)      [CONFIDENTIAL TREATMENT REQUESTED]

                    (b)      [CONFIDENTIAL TREATMENT REQUESTED]

                    3.6. University may, by sixty (60) days advance written notice to Licensee, terminate this Agreement during any April subsequent to the second anniversary of the first commercial sale of a Licensed Product if Licensee, together with its sublicensees, have not practiced the Invention during each calendar year which precedes each such April to the extent of generating earned payments to University under Articles 3.2 of this Agreement in an amount no less than [CONFIDENTIAL TREATMENT REQUESTED] provided, however, any such termination shall not be effective if Licensee can demonstrate reasonable efforts by Licensee or Licensee's sublicensee(s) toward first commercial sale of Licensed Product during each such calendar year. Should there be a dispute as to whether Licensee has, during such sixty (60) day period, demonstrated such reasonable efforts, the parties shall conduct good faith discussions directed toward resolution of the dispute. If, following such sixty (60) day period, there is a dispute as to whether Licensee has demonstrated such reasonable efforts, then such sixty (60) day period automatically shall be extended for thirty (30) days, during which time the parties shall hold good faith discussions in order to resolve such dispute. If, following such thirty (30) day extension, such dispute has not been resolved, the original sixty (60) day period shall be extended for an additional thirty (30) days, during which time the Director of the Office of Technology Development at University and the Vice President and Chief Operating Officer of Licensee shall use good faith, reasonable efforts to resolve such dispute.

                   3.7. Should this Agreement become effective or terminate or expire during a calendar year, the minimum annual royalty or maintenance fee (whichever applicable) for such portion of a year shall be determined by multiplying the minimum annual royalty or maintenance fee (whichever applicable) set forth for the year in which this Agreement becomes effective, terminates or expires, by a fraction, the numerator of which shall be the number of days during such calendar year for which this Agreement shall be in effect and the denominator of which shall be 365.

                   3.8. In the event of default in payment of any payment owing to University under the terms of this Agreement, and if it becomes necessary for University to undertake legal action to collect said payment, Licensee shall pay all legal fees and costs incurred by University in connection therewith.

                  3.9. In the event that Licensee is legally required to pay royalties to one or more third parties for the license of technology other than the Patent Rights or University Technology in order to make, use or sell a Licensed Product, then Licensee shall be entitled to pay University a pro-rata share of total royalties due on Net Sales of that Licensed Product, where the reduction in royalties due to University under Article 3.2 above is [CONFIDENTIAL TREATMENT REQUESTED]. By example, and for purpose of clarity, if a Licensed Product requires Licensee to pay royalties of [CONFIDENTIAL TREATMENT REQUESTED] of Net Sales to third parties under license of technologies other than the Patent Rights or University Technology, the royalties payable to University by Licensee would be calculated as follows:

     royalties due University = [CONFIDENTIAL TREATMENT REQUESTED]

                  where: r\i\ = the royalty rate payable by Licnsee
                         for the ith third party license
                         N = total number of third party licenses
                         (N less than or equal to 4)

                  [CONFIDENTIAL TREATMENT REQUESTED]

                  3.10. Licensee shall make all royalty payments required under this Agreement in the United States in United States Dollars. The royalty payments due shall be translated at the rate of exchange at which United States Dollars are listed in The Wall Street Journal for the currency of the country in which the royalty is accrued on the last business day of the calendar quarter in which such sales were made, or with respect to the sublicensees of the Licensee, at the rate of exchange used by such sublicensees.

                  3.11. Licensee shall pay interest on any payment under this Agreement that is not made by the date due hereunder at a rate equal to the prime rate plus 2% obtained from The Wall Street Journal, Eastern U.S. edition, on the business day next preceding the date such payment was due, from such date until payment in full has been made.

         4.       Diligence Requirements

                  4.1. Licensee shall use its best efforts to proceed diligently with the manufacture and sale of Licensed Products and shall earnestly and diligently offer and continue to offer for sale such Licensed Products, both under reasonable conditions and including the ability of the Licensee to exercise its discretion with respect to commercial, financial and regulatory variables affecting the commercialization of Licensed Products during the term of this Agreement. Licensee shall be deemed to have used its best efforts in a given country(ies) with respect to the foregoing obligations if Licensee grants a sublicense to a pharmaceutical company with a market cap in excess of [CONFIDENTIAL TREATMENT REQUESTED] (a "Major Pharmaceutical Company") who has agreed to use reasonable commercial efforts to develop, market and sell Licensed Products in such country(ies), provided that any such sublicense contains, for each sublicensed Licensed Product, performance milestones analogous to those in Article 4.2 below.

                  4.2. In particular, Licensee shall use diligent efforts to meet the performance milestones set forth below:

                  Date                      Milestone

                  [CONFIDENTIAL TREATMENT REQUESTED]

The parties acknowledge that the first milestone relating to the submission of the IND has been accomplished by Licensee.

                  4.3. On each anniversary date of the Effective Date of this Agreement, and until the time of first commercial sale of a Licensed Product, Licensee shall provide University with a report describing progress toward developmental milestones listed in Article 4.2 unless and until Licensee and/or its sublicensee are no longer developing additional Licensed Products.

                  4.4.

                  (a) Following the first commercial sale of the first Licensed Product pursuant to this Agreement, each party shall notify the other within thirty (30) days after such party receives a Bona Fide Inquiry from a prospective sublicensee that wishes to obtain a sublicense in a Field in which Licensee is not developing or selling any Licensed Products at the time such Bona Fide Inquiry is made. For purposes of this Article 4.4, "Bona Fide Inquiry" shall mean an inquiry to obtain such sublicense on terms that are scientifically, technologically and commercially reasonable, that is made by a third party having or having reasonable access to reasonably sufficient scientific knowledge, technology, drug development experience, personnel, facilities and capital to support the development, commercialization and launch of a product in such Field.

                  (b) Except as provided in Article 4.4(c), within ninety (90) days after sending or receiving such a notice, as the case may be, Licensee shall:

                      (i) Commence good faith negotiations with such prospective sublicensee;

                      (ii) Agree, via a notice sent to University, to grant back to University the right to license the University's rights in the Patent Rights in such Field in connection with and simultaneously with University's execution of a license agreement with such prospective sublicensee. In such case, University shall have no further obligation to Licensee with respect to any revenue resulting from such a license. In the event a prospective sublicensee wishes to acquire an exclusive license under this Article 4.4(b)(ii) to any Patent Rights that are jointly owned by University and Licensee, Licensee agrees, via a notice sent to University, to grant back to University the right to license both Licensee's and University's rights in the Patient Rights in such Field in connection with and simultaneously with University's execution of a license agreement with such prospective sublicensee. In such case, University agrees to pay Licensee [CONFIDENTIAL TREATMENT REQUESTED] of all revenue generated from such license agreement, after deducting [CONFIDENTIAL TREATMENT REQUESTED] from any such revenue to cover University's costs associated with establishing and maintaining each such license;

                         (iii) Provide University with a reasonable written
development plan that Licensee has initiated, or intends to initiate, to develop a Licensed Product in such Field; or

                         (iv) [CONFIDENTIAL TREATMENT REQUESTED].

                  (c) Article 4.4(b) shall not apply with respect to any Bona Fide Inquiry if, at the time such Bona Fide Inquiry is made or Licensee receives notice thereof from University, as the case may be: (i) Licensee is undertaking any actions under Articles 4.4(b), (iii) or (iv) with respect to any other Bona Fide Inquiry in the same field; (ii) Licensee, either alone or in conjunction with its collaborative partner(s), is already developing or selling a Licensed Product having a formulation and/or delivery method substantially similar to the product sought to be developed by such prospective sublicensee; or (iii) Licensee, either alone or in conjunction with its collaborative partner(s), is already developing an additional Licensed Product in any Field (i.e., until development of such additional Licensed Product is abandoned or commercially launched.

               5. Sublicenses

                  5.1. Subject to this Article, Licensee may grant sublicenses under its rights under Article 2.1 above and in connection therewith, Licensee may grant non-exclusive sublicenses under its rights under Article 2.2 above, provided that each sublicense (other than an sublicense to a Major Pharmaceutical Company as defined in Article 4.1) contains a provision that such sublicense and the rights thereby granted are personal to the sublicensee thereunder and such sublicense cannot be further sublicensed.

                  5.2. Any sublicense granted pursuant to this Article shall be in accordance with the terms and conditions of this Agreement. Licensee will provide to University a copy of each sublicense agreement within thirty (30) days of execution of the sublicense agreement. Each sublicense agreement provided by Licensee to University shall be treated as confidential by University in accordance with Article 2.4 herein. It is understood that Licensee will not provide to University the financial terms of any sublicense agreement.

               6. Cancellation

                  6.1. It is expressly agreed that, notwithstanding the provisions of any other paragraph of this contract, if Licensee should fail to deliver to University any royalty at the time or times that the same should be due to University or if either party should in any material respect violate or fail to keep or perform any covenant, condition, or undertaking of this Agreement on its part to be kept or performed hereunder, then and in such event the affected party shall have the right to cancel and terminate this Agreement, and the license herein provided for, by written notice to the other party if such party has failed to cure any such breach within 30 days of receipt of written notice from the affected party describing such breach. Notwithstanding the foregoing, a party shall be afforded an opportunity to cure a material breach of an obligation to pay money under this Agreement only twice within any period of eighteen (18) consecutive months. In the event a party materially breaches an obligation to pay money more than twice during any eighteen (18) month period, the non-breaching party shall have the right to terminate this Agreement upon thirty (30) days written notice. For purposes of this Article 6.1, a breach of an obligation to pay money under this Agreement shall be material if such payment, as calculated under the terms of this Agreement, is not made in full within sixty (60) days after such payment is due hereunder.

                  6.2. In the event that, for any reason whatsoever, Licensee does not achieve any part of the performance milestones set forth in Article 4.2, Licensee will provide to University a revised development plan with a proposed extension date within thirty (30) days following the missed milestone date. Within thirty (30) days of receipt of the second revised development plan, University shall notify Licensee whether University approves an extension of the milestone date as requested in the said plan; such approval shall not be unreasonably withheld. If Licensee fails to meet the same performance milestone a second time, Licensee will provide to University a revised development plan with a proposed extension date and an extension fee of [CONFIDENTIAL TREATMENT REQUESTED] within thirty (30) days following the missed milestone date. Payment made by Licensee under this Article 6.2 shall not be creditable against payments otherwise due under the Agreement. Within thirty (30) days of receipt of the second revised development plan, University shall notify Licensee whether University approves a second extension of the milestone date as requested in the said plan; such approval shall not be unreasonably withheld. If, after securing two such extensions, Licensee fails to meet the performance milestone by the extended due date, University shall be free to terminate this Agreement according to the terms of Article 6.1 of this Agreement upon thirty (30) days written notice to Licensee. For the avoidance of doubt, University shall be free to terminate this Agreement according to the terms of Article 6.1 of this Agreement and upon thirty (30) days written notice to Licensee, if Licensee fails to provide either an acceptable revised development plan or the extension fee (if applicable) within thirty (30) days following the missed milestone date.

                  6.3. If Licensee should be adjudged bankrupt or enter into a composition with or assignment to its creditors, then, subject to applicable bankruptcy laws, in such event University shall have the right to cancel and terminate this Agreement, and the license herein provided for, by written notice to Licensee.

                  6.4. Licensee shall have the right to terminate this Agreement, in whole or as to any Licensed Product in any country in the Territory, at any time, and from time to time, by giving notice in writing to University. Such termination shall be effective ninety (90) days from the date such notice is given, and all Licensee's rights associated therewith shall cease as of that date.

                  6.5. Any termination or cancellation under any provision of this Agreement shall not relieve Licensee of its obligation to pay any royalty or other fees (including attorney's fees pursuant to Article 3.1 hereof) due or owing at the time of such cancellation or termination.

                  6.6. Upon termination of this Agreement for any reason, all sublicenses granted by Licensee under this Agreement shall be assigned to University.

               7. Disposition of Licensed Products on Hand Upon Cancellation or Termination

                  7.1. Upon cancellation of this Agreement or upon termination in whole or in part, Licensee shall provide University with a written inventory of all Licensed Products in process of manufacture, in use or in stock. Except with respect to termination by University for nonpayment of royalties pursuant to Article 6.1, Licensee shall have the privilege of disposing of the inventory of such Licensed Products within a period of one hundred and eighty (180) days of such termination and royalties shall be paid to University with respect to such Licensed Product as though this Agreement had not terminated. Licensee will also have the right to complete performance of all contracts executed by Licensee prior to cancellation or termination by University and requiring use of the University Technology, Patent Rights (except in the case of termination by University for nonpayment of royalties pursuant to Article 6.1) or Licensed Products within and beyond said 180-day period provided that the remaining term of any such contract does not exceed one year.

               8. Use of University's Name

                  8.1. The use of the name of University, or any contraction thereof, in any manner in connection with the exercise of this Agreement is expressly prohibited except with prior written consent of University. The foregoing notwithstanding Licensee shall have the right to identify the University and to disclose the terms of this Agreement in any prospectus, offering memorandum, or other document or filing required by applicable securities laws or other applicable law or regulation, or where the use of the name of the University is in the ordinary course of business and used for identification purposes and not for marketing or promotional purposes.

               9. University Use

                  9.1. It is expressly agreed that, notwithstanding any provisions herein, University is free to make noncommercial use of University Technology, Patent Rights and Licensed Products for its own research, public service, clinical, teaching and educational purposes without payment of royalties. Furthermore, University shall be free to publish University Technology, as it sees fit, except that Licensee shall have the right to review any proposed disclosure of University Technology at least sixty (60) days prior to such disclosure to determine whether filing of a patent application covering such disclosure is warranted. If it is determined by Licensee that a patent application should be filed, University shall delay its publication or disclosure for a period not to exceed thirty (30) days thereafter to allow time for the filing of such patent application covering patentable subject matter. All expenses associated with any such patent application are to be borne by Licensee in accordance with Article 10 herein. Such delay, however, shall not be imposed on the filing of any student thesis or dissertation. In addition, if it is determined in good faith by Licensee that confidential or proprietary information is being disclosed, the parties will consult in good faith to arrive at an agreement on mutually acceptable modifications to the proposed disclosure to avoid such disclosure; provided that University shall not be required to make any modification that are not reasonably acceptable to University.

              10. Patents and Infringements

                  10.1. Licensee shall continue to reimburse University for any properly documented costs incurred in relation to patenting the Inventions. As of the Effective Date of this Agreement, Licensee shall bear the cost of filing and prosecuting U.S. Patent applications and maintenance of issued patents included within the Patent Rights. Such filings and prosecution shall be by counsel of University's choosing but shall be reasonably acceptable to Licensee. University shall keep Licensee advised as to the prosecution of such applications by forwarding to Licensee copies of all official correspondence, (including, but not limited to, Applications, Office Actions, responses, etc.) relating thereto. Licensee shall have the right to advise University as to such prosecution, and further, shall have the right to make reasonable requests as to the conduct of such prosecution.

                  10.2. As regards filing of foreign patent applications and maintenance of issued patents corresponding to the U.S. application described in
Article 10.1 above, Licensee shall designate that country or those countries, if any, in which Licensee desires such corresponding patent application(s) to be filed. Licensee shall pay all costs and legal fees associated with the preparation and filing of such designated foreign patent applications and maintenance of issued patents, and such applications shall be in the University's name and by counsel of the University's choosing and reasonably acceptable to Licensee. University may elect to file corresponding patent applications in countries other than those designated by Licensee, but in that event University shall be responsible for all costs associated with such non-designated filings. In such event, Licensee shall forfeit its rights under this Agreement in the country or countries where University exercises its option to file such corresponding patent applications and remains responsible for the costs relating thereto. In those countries where Licensee pays the costs and legal fees associated with foreign patent applications, University shall keep Licensee advised as to the prosecution of such applications by forwarding to Licensee copies of all official correspondence, (including, but not limited to, Applications, Office Actions, responses, etc.) relating thereto. Licensee shall have the right to advise University as to such prosecution, and further, shall have the right to make reasonable requests as to the conduct of such prosecution.

                  10.3. If the production, sale or use of Licensed Products under this Agreement by Licensee results in any claim for patent infringement against Licensee or its sublicensees, Licensee shall promptly notify the University thereof in writing, setting forth the facts of such claim in reasonable detail. As between the parties to this Agreement, Licensee shall have the first and primary right and responsibility at its own expense to defend and control the defense of any such claim against Licensee, by counsel of its own choice. Licensee may settle any such claim in its sole discretion provided that such settlement does not impose any obligation on University or adversely affect University's rights in or to any Patent Rights or University Technology. It is understood that any other settlement of such actions must be approved by University. Such approval shall not be unreasonably withheld. University agrees to cooperate with Licensee in any reasonable manner deemed by Licensee to be necessary in defending any such action. Licensee shall reimburse University for any out of pocket expenses incurred in providing such assistance.

                  10.4. In the event that any Patent Rights licensed to Licensee are infringed by a third party, Licensee shall have the primary right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to such infringement, by counsel of its choice, including any declaratory judgment action arising from such infringement. University agrees to cooperate with Licensee in any reasonable manner deemed by Licensee to be necessary in defending any such action, including joining such action if the University is an indispensable party, provided that Licensee shall reimburse University for its out-of-pocket expenses incurred in providing such assistance. -Any recovery or reimbursement received by Licensee from such action shall be allocated first to reimburse Licensee for all costs and expenses incurred in connection with any such action. Any remainder shall be allocated between the parties as follows: [CONFIDENTIAL TREATMENT REQUESTED]

                  10.5. If an action is brought against Licensee as described in
Article 10.3, Licensee may offset the royalty paid to the University in each quarterly royalty period by [CONFIDENTIAL TREATMENT REQUESTED] of the amount of the expenses incurred in that royalty period as a result of such action, said expenses to include costs, attorney's fees, judgments, and all other expenses incident to the infringement action, to a maximum of [CONFIDENTIAL TREATMENT REQUESTED] of the amount otherwise payable University in that royalty period. Expenses in excess of the amounts due in any royalty period may be carried over into subsequent royalty periods and deducted or offset in accordance with the terms of this Agreement; provided, however if by settlement or court order Licensee receives from the other side amount to cover some or all of its legal defense costs, attorneys' fees or liability incurred in such infringement suit(s), Licensee shall promptly remit to University its pro-rata share of such amounts.

                  10.6. Notwithstanding the foregoing, and in University's sole discretion, University shall be entitled to participate through counsel of its own choosing in any legal action involving the Inventions. Nothing in the foregoing sections shall be construed in any way which would limit the authority of the Attorney General of North Carolina.

                  10.7 If University brings an action against its patent counsel for malpractice or other breach of fiduciary duty as a result of the loss or abandonment of any of Patent Rights caused by the negligent or intentional actions or failure to act of the University's patent counsel, University shall divide equally any recovery or reimbursement from such action with Licensee, after deduction of University's expenses associated with bringing and prosecuting the action.

              11. Waiver

                  11.1. It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

              12. License Restrictions

                  12.1. It is agreed that the rights and privileges granted to Licensee are each and all expressly conditions upon the faithful performance on the part of the Licensee of every requirement herein contained, and that each of such conditions and requirements may be and the same are specific license restrictions.

              13. Assignments

                  13.1. This Agreement is binding upon and shall inure to the benefit of the University, its successors and assigns. This Agreement shall not be assignable or otherwise transferable by either party without the prior written consent of the other, which consent shall not be unreasonably withheld, except that Licensee may assign or otherwise transfer its rights under this Agreement to the following parties without obtaining consent: (1) a successor to Licensee's business, or a successor to that portion of Licensee's business that pertains to the subject matter of the Patent Rights or any University Technology, and (2) any entities controlled by, controlling, or under common control with Licensee.

              14. Indemnity

                  14.1. Licensee agrees to indemnify, hold harmless and defend University, its officers, employees, and agents, against any and all claims, suits, losses, damage, costs, fees, and expenses asserted by third parties, both government and private, resulting from or arising out of the exercise of this Agreement.

              15. Insurance

                  15.1. Licensee is required to maintain in force at its sole cost and expense, with reputable insurance companies, general liability insurance and products liability insurance coverage in an amount reasonably sufficient to protect against liability under Article 14.1, above. The University shall have the right to ascertain from time to time that such coverage exists, such right to be exercised in a reasonable manner.

              16. Independent Contractor Status

                  16.1. Neither party hereto is an agent of the other for any purpose.

              17. Representations and Warranties

                  17.1. University represents that as of the Effective Date the entire right, title, and interest in the patent application comprising the Patent Rights have been assigned to it and that University has the authority to issue licenses under said Patent Rights. University also represents that it has received no notification that the Patent Rights are invalid nor that the exercise by Licensee of the rights granted hereunder will infringe on any patent or other proprietary right of any third party. University makes no warranties that any patent will issue on University Technology or Inventions. University further makes no warranties, express or implied as to any matter whatsoever, including, without limitation, the condition of any invention(s) or product(s), that are the subject of this Agreement; or the merchantability or fitness for a particular purpose of any such invention or product. University shall not be liable for any direct, consequential, or other damages suffered by Licensee or any others resulting from the use of the Inventions of Licensed Products.

                  17.2. The transfer of Common Stock pursuant to Article 3.1(d) of this Agreement is made with the University in reliance upon the University's representation to the Licensee, which the University hereby confirms by execution of this Agreement, except to the extent the University distributes part of its Common Stock to the Inventors pursuant to University policy (which does not require the Inventors to pay any consideration to University for such Common Stock) that the Common Stock to be received by the University (the "Securities") will be acquired for investment for University's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the University has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the University further represents that it does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer, or grant participation to such person or to any third person, with respect to any of the Securities.

                  17.3. The University has received all the information that it considers necessary or appropriate for deciding whether to acquire the Securities. The University further represents that it has had sufficient opportunity to ask questions and receive answers from the Licensee regarding the terms and conditions of the offering of the Securities.

                  17.4. The University acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities.

                  17.5. The University understands that the Securities are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from Licensee in a transaction not involving a public offering and that under such laws and applicable regulations such Securities may be resold without registration under the Securities Act of 1933, as amended (the "Act"), only in certain limited circumstances. Further, University understands that Licensee is under no obligation to register the securities, in whole or in part, under the Act. In this regard, the University represents that it is familiar with SEC Rule 144, as currently in effect, and understands the resale limitations imposed thereby and by the Act. In addition, prior to the distribution of Securities to any Inventor, as contemplated by
Article 17.1, University shall cause such Inventor to execute an acknowledgment substantially in the form attached as Exhibit B.

              18. Accounting and Records

                  18.1. Licensee will keep complete, true and accurate books of account and records for the purpose of showing the derivation of all amounts payable to University under this Agreement. Such books and records will be kept at Licensee's principal place of business for at least three (3) years following the end of the calendar quarter to which they pertain, and will be open at all reasonable times for inspection by a representative of University for the purpose of verifying Licensee's royalty statements, or Licensee's compliance in other respects with this Agreement. The representative and the University will be obliged to treat as confidential all relevant matters except information relating to the accuracy of such reports and payments or except as required by law. Results of any such examination shall be made available to Licensee.

                  18.2. Such inspections shall be at the expense of University, unless a variation or error in excess of five percent (5%) is discovered in the course of any such inspection, whereupon all costs relating thereto shall be paid by Licensee.

                  18.3. Licensee will pay to University within thirty (30) days of receiving notice from University the full amount of any underpayment, together with interest pursuant to Article 3.12.

              19. Compliance with Laws

                  19.1. In exercising its rights under this Agreement, Licensee shall fully comply with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this Agreement. Licensee further agrees to indemnify and hold University harmless from and against any costs, expenses, attorney's fees, citation, fine, penalty and liability of every kind and nature which might be imposed by reason of any asserted or established violation of any such laws, order, rules and/or regulations.

              20. U.S. Manufacture

                  20.1. It is agreed that any Licensed Products sold in the United States shall be substantially manufactured in the United States unless Licensee has received a waiver from the United States Government, whose sponsorship of the research led to the Invention. University shall use reasonable efforts to support Licensee's effort to obtain such a waiver. Licensee shall promptly inform University in the event it receives such a waiver.

              21. Notices

                  21.1. Any notice required or permitted to be given to the parties hereto shall be deemed to have been properly given when received by means of confirmed facsimile transmission, recognized national overnight courier, or first-class certified mail to the other party at the appropriate address or facsimile number as set forth below or to such other addresses or facsimile numbers as may be designated in writing by the parties from time to time during the term of this Agreement.

UNIVERSITY                                    LICENSEE

Dr. Francis J. Meyer                          Dr. Christy Shaffer
Director, Office of Technology Development    Vice President & COO
CB #4105, 308 Bynum Hall                      Inspire Pharmaceuticals, Inc.
University of North Carolina at Chapel Hill   4222 Emperor Boulevard, Suite 470,
Chapel Hill, NC 27599-4105                    Durham, NC 27703
Ph: (919) 966 3929                            Ph: (919) 941 9777
Fax: (919) 962 0646                           Fax: (919) 941 9797

              22. Governing Laws

                  22.1. This Agreement shall be interpreted and construed in accordance with the laws of the State of North Carolina.

              23. Complete Agreement

                  23.1. It is understood and agreed between University and Licensee that this Agreement constitutes the entire Agreement, both written and oral, between the parties, and that all prior agreements respecting Patent Rights and University Technology as defined herein, either written or oral, expressed or implied, shall be abrogated, canceled, and are null and void and of no effect.

              24. Force Majeure

                  24.1. Neither party will be responsible for delays resulting from acts beyond the control of such party, provided that the non-performing party uses reasonable commercial efforts to avoid or remove such causes of nonperformance and continues performance hereunder with reasonable dispatch whenever such causes are removed.

              25. Amendment

                  25.1. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each party.

              26. Descriptive Headings

                  26.1. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

              27. Counterparts

                  27.1. This Agreement may be executed simultaneously in any number of counterparts, any of which need not contain the signature of more than one party but all such counterparts taken together shall constitute one and the same agreement.

              28. Survival of Terms

                  28. The provisions of Articles 6.6, 7, 8, 9,10, 14, 15, 18,
19, 21, 22 and 28 shall survive the expiration or termination of this Agreement.

              IN WITNESS WHEREOF, both University and Licensee have executed this Agreement, in duplicate originals, by their respective officers hereunto duly authorized, the day and year first above written. The Inventors have likewise indicated their acceptance of the terms hereof by signing below.

UNIVERSITY OF NORTH CAROLINA AT              INSPIRE PHARMACEUTICALS, INC.
CHAPEL HILL


/s/ Francis J. Meyer                         /s/ Christy Shaffer
----------------------------------           ----------------------------------
Francis J. Meyer                             Christy Shaffer
Director, Office of Technology Development   Vice President & Development & COO
Date: Sept. 1, 1998                          Date: August 12, 1998
      -------------                                ---------------

Read and accepted:

INVENTORS:

/s/ M. Jackson Stutts
-------------------------
M. Jackson Stutts

/s/  Richard C. Boucher
-------------------------
Richard C. Boucher

/s/ Eduardo R. Lazarowski
-------------------------
Eduardo R. Lazarowski

/s/ Cara A. Geary
-------------------------
Cara A. Geary

                                    EXHIBIT A

                              LIST OF PATENT RIGHTS

1. U.S. Application No. 08/486,988 (now issued U.S. Patent No. 5, 635,160) "Dinucleotides Useful for the Treatment of Cystic Fibrosis and for Hydrating Mucus Secretions", M.J. Stutts, III, R.C. Boucher, Jr., E.R. Lazarowski, and C.A. Geary. Assignee: The University of North Carolina at Chapel Hill, Chapel Hill, N.C. Issued June 3, 1997.

2. U.S. Application No. 08/744,367, "Method of Treating Bronchitis with Uridine Triphosphates and Related Compounds", C.L. Shaffer, R.C. Boucher, Jr., J.L. Rideout , and K.M. Jacobus. Assignee: Inspire Pharmaceuticals, Inc., 4222 Emperor Blvd., Durham, N.C. and The University of North Carolina at Chapel Hill, Chapel Hill, N.C. Filing Date Nov. 7, 1996. PCT Filing Date Oct. 21, 1997.

3. U.S. Application No. 08/624,914, "Method of Treating Ciliary Dyskinesia with Uridine Triphosphates and Related Compounds", K.M. Jacobus, B.R. Yerxa, W. Pendergast, R.C. Boucher, Jr., J.L. Rideout, D.J. Drutz, M.K. James, M.J. Stutts, III, C.A. Geary, and E.R. Lazarowski. Assignee: Inspire Pharmaceuticals, Inc., 4222 Emperor Blvd., Durham, N.C. and The University of North Carolina at Chapel Hill, Chapel Hill, N.C. U.S. Filing Date March 27, 1996. PCT Filing Date March 27, 1997.

4. U.S. Application No. 08/853,056 (CIP of U.S. Application No 08/486,988), "Dinucleotides Useful for the Treatment of Lung Disease", M.J. Stutts, III, R.C. Boucher, Jr., E.R. Lazarowski, and C.A. Geary.
          Assignee: The University of North Carolina at Chapel Hill, Chapel Hill, N.C. Filing Date May 8, 1997

5. PCT/US96/09190 (international filing of U.S. Application No 08/486,988) "Dinucleotides Useful For The Treatment of Lung Disease", M.J. Stutts, III, R.C. Boucher, Jr., E.R. Lazarowski, and C.A. Geary.
          Assignee: The University of North Carolina at Chapel Hill, Chapel Hill, N.C. PCT Filing Date June 6, 1996

6. New Zealand Patent Application No. 310713, "Dinucleotides Useful For The Treatment of Lung Disease", M.J. Stutts, III, R.C. Boucher, Jr., E.R. Lazarowski, and C.A. Geary. Assignee: The University of North Carolina at Chapel Hill, Chapel Hill, N.C.

7. Mexico Patent Application No. 979637, "Dinucleotides Useful For The Treatment of Lung Disease", M.J. Stutts, III, R.C. Boucher, Jr., E.R. Lazarowski, and C.A. Geary. Assignee: The University of North Carolina at Chapel Hill, Chapel Hill, N.C.

8. Japan Patent Application No. 501572/97, "Dinucleotides Useful For The Treatment of Lung Disease", M.J. Stutts, III, R.C. Boucher, Jr., E.R. Lazarowski, and C.A. Geary. Assignee: The University of North Carolina at Chapel Hill, Chapel Hill, N.C.

9. Korea Patent Application No. 708775/97, "Dinucleotides Useful For The Treatment of Lung Disease", M.J. Stutts, III, R.C. Boucher, Jr., E.R. Lazarowski, and C.A. Geary. Assignee: The University of North Carolina at Chapel Hill, Chapel Hill, N.C.

10. European Patent Application No. 96919139.4, "Dinucleotides Useful For The Treatment of Lung Disease", M.J. Stutts, III, R.C. Boucher, Jr., E.R. Lazarowski, and C.A. Geary. Assignee: The University of North Carolina at Chapel Hill, Chapel Hill, N.C. (designating Austria, Belgium, Switzerland, Germany, Denmark, Spain, Finland, France, United Kingdom, Greece, Ireland, Italy, Luxembourg, Monaco, Netherlands, Portugal and Sweden)

11. Norway Patent Application No. 96919139.4, "Dinucleotides Useful For The Treatment of Lung Disease", M.J. Stutts, III, R.C. Boucher, Jr., E.R. Lazarowski, and C.A. Geary. Assignee: The University of North Carolina at Chapel Hill, Chapel Hill, N.C.

12. Australia Patent Application No. 61764/96, "Dinucleotides Useful For The Treatment of Lung Disease", M.J. Stutts, III, R.C. Boucher, Jr., E.R. Lazarowski, and C.A. Geary. Assignee: The University of North Carolina at Chapel Hill, Chapel Hill, N.C.

13. China Patent Application No. 96195028.5, "Dinucleotides Useful For The Treatment of Lung Disease", M.J. Stutts, III, R.C. Boucher, Jr., E.R. Lazarowski, and C.A. Geary. Assignee: The University of North Carolina at Chapel Hill, Chapel Hill, N.C.

14. Canada Patent Application No. 2,223,894, "Dinucleotides Useful For The Treatment of Lung Disease", M.J. Stutts, III, R.C. Boucher, Jr., E.R. Lazarowski, and C.A. Geary. Assignee: The University of North Carolina at Chapel Hill, Chapel Hill, N.C.

15. Brazil Patent Application No. PI9609063.4, "Dinucleotides Useful For the Treatment of Lung Disease", M.J. Stutts, III, R.C. Boucher, Jr., E.R. Lazarowski, and C.A. Geary. Assignee: The University of North Carolina at Chapel Hill, Chapel Hill, N.C.

                                    EXHIBIT B

                           ACKNOWLEDGMENT BY INVENTOR

In connection with the transfer of certain shares of Common Stock (the "Shares") of Inspire Pharmaceuticals, Inc. ("Inspire") from The University of North Carolina at Chapel Hill (the "University") to the undersigned pursuant to University policy, the undersigned hereby acknowledges that the undersigned understands that such Shares are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from Inspire in a transaction not involving a public offering and that under such laws and applicable regulations such Shares may be resold without registration under the Securities Act of 1933, as amended (the "Act"), only in certain limited circumstances.. In this regard, the undersigned represents that the undersigned is familiar with SEC Rule 144, as currently in effect, and understands the resale limitations imposed thereby and by the Act.

Date:
     ------------------                -------------------------------
                                       (Print Name)

                                       -------------------------------
                                       (signature)